EXHIBIT 10.35

EXECUTION VERSION

Published CUSIP Number:    87405EAA5
Revolving Credit CUSIP Number:    87405EAB3

$200,000,000

CREDIT AGREEMENT

dated as of February 8, 2019,

by and among

TAKE-TWO INTERACTIVE SOFTWARE, INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

WELLS FARGO SECURITIES, LLC
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners,

and

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Incremental Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)

SCHEDULES
Schedule 1.1(a)	-	Existing Letter of Credit
Schedule 1.1(b)	-	Revolving Commitments and Revolving Commitment Percentages
Schedule 7.1	-	Jurisdictions of Organization and Qualification
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.9	-	ERISA Plans
Schedule 7.15	-	Material Litigation
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3	-	Existing Loans, Advances and Investments
Schedule 9.7	-	Transactions with Affiliates
Schedule 9.13	-	Specified Documents

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CREDIT AGREEMENT, dated as of February 8, 2019, by and among TAKE-TWO INTERACTIVE SOFTWARE, INC., a Delaware corporation, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, a revolving credit facility to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Measurement Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Measurement Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Measurement Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Measurement Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Measurement Period and the denominator of which shall be actual months in such fiscal quarter.
“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

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“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.
“Administrative Agent’s Office” means, with respect to any currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c), with respect to such currency.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned thereto in Section 12.1(e).
“Agreement” means this Credit Agreement.
“Alternative Currency” means (a) each of Euro, Sterling, and Canadian Dollars and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.13, in each case to the extent such currencies are (i) readily available and freely transferable and convertible into Dollars, (ii) dealt with in the London interbank deposit market and (iii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Loans unless such authorization has been obtained and remains in full force and effect.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency or Alternative L/C Currency as determined by the Administrative Agent or the Issuing Lender, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency or Alternative L/C Currency with Dollars.
“Alternative Currency Sublimit” means the lesser of (a) the Revolving Credit Commitments and (b) $50,000,000.
“Alternative L/C Currency” means (a) each of Euro, Sterling, and Canadian Dollars and (b) each other currency (other than Dollars) that is approved by the applicable Issuing Lender in accordance with Section 1.13, in each case to the extent such currencies are (i) readily available and freely transferable and convertible into Dollars, (ii) dealt with in the London interbank deposit market and (iii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Issuing Lender for issuing Letters of Credit unless such authorization has been obtained and remains in full force and effect.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption, including any applicable provision of the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering, including

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any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Net Leverage Ratio:

Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	Eurocurrency Rate and CDOR Rate +	Base Rate and Canadian Base Rate +
I	Less than or equal to 1.00 to 1.00	0.10%	1.125%	0.125%
II	Greater than 1.00 to 1.00, but less than or equal to 1.50 to 1.00	0.15%	1.250%	0.250%
III	Greater than 1.50 to 1.00, but less than or equal to 2.00 to 1.00	0.20%	1.375%	0.375%
IV	Greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00	0.25%	1.500%	0.500%
V	Greater than 2.50 to 1.00	0.30%	1.750%	0.750%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on the pro forma Consolidated Net Leverage Ratio on the Closing Date set forth in the certificate delivered by the Borrower to the Administrative Agent pursuant to Section 6.1(d)(iii) until the first Calculation Date following the first fiscal quarter of the Borrower occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide an Compliance Certificate when due as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall

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immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder. The Applicable Margin with respect to any Incremental Term Loan shall be set forth in the applicable Incremental Amendment.
“Applicable Time” means, with respect to any borrowings or draws and payments in any Alternative Currency or Alternative L/C Currency, the local time in the place of settlement for such Alternative Currency or Alternative L/C Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Wells Fargo Securities, LLC and JPMorgan Chase Bank, N.A., each in their capacity as a joint lead arranger.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any sale and leaseback transaction, division, merger or disposition of Equity Interests), whether in a single transaction or a series of related transactions, by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the Eurocurrency Rate for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate (provided that clause (c) shall not be applicable during any period in which the Eurocurrency Rate is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 0% per annum.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a). All Base Rate Loans shall be denominated in Dollars.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means Take-Two Interactive Software, Inc. a Delaware corporation.
“Borrower Materials” has the meaning assigned thereto in Section 8.2.
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business and
(a)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any London Banking Day;
(b)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any TARGET Day;
(c)with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurocurrency Rate Loan denominated in Canadian Dollars, any day that is a Business Day described in clause (a) and on which banks are open for business in London, England and Toronto, Canada; and
(d)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Euro or Canadian Dollars in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars, Euro or Canadian Dollars, or any other dealings in any currency other than Dollars, Euro or Canadian Dollars to be carried out pursuant to this Agreement in respect of any such

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Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Canadian Base Rate” means at any time, the greater of (a) the Canadian Prime Rate and (b) except during any period of time during which a notice delivered to the Borrower under Section 5.8 shall remain in effect, the annual rate of interest equal to the sum of (i) the CDOR Rate for an Interest Period of one month at such time plus (ii) one percent (1%) per annum; each change in the Canadian Base Rate shall take effect simultaneously with the corresponding change or changes in the Canadian Prime Rate or the CDOR Rate, as applicable.
“Canadian Base Rate Loan” means any Revolving Credit Loan bearing interest at a rate based upon the Canadian Base Rate.
“Canadian Dollar” means the lawful currency of Canada.
“Canadian Prime Rate” means the rate of interest publicly announced from time to time by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada (which such rate is not necessarily the most favored rate of the Canadian Reference Bank and the Canadian Reference Bank may lend to its customers at rates that are at, above or below such rate) or, if the Canadian Reference Bank ceases to announce a rate so designated, any similar successor rate designated by the Administrative Agent.
“Canadian Reference Bank” means any one or more of The Bank of Nova Scotia, Bank of Montreal, Royal Bank of Canada, The Toronto-Dominion Bank, Canadian Imperial Bank of Commerce or National Bank of Canada, as the Administrative Agent may determine.
“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a Consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

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“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within two (2) years from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing no more than two (2) years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or its successor or Moody’s or its successor, (c) commercial paper maturing no more than two (2) years from the date of creation thereof and at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) bonds issued in the United States maturing no more than two (2) years from the date of acquisition and, at the time of acquisition, having a rating of at least BBB from S&P or at least Baa2 from Moody’s; provided, that any such investment in such bonds shall not exceed 10% of a specific bond issuance, (e) certificates of deposit, time deposits, or bankers’ acceptances maturing no more than two (2) years from the date of acquisition thereof issued by any bank organized under the Applicable Laws of (i) the United States or any state thereof or (ii) a jurisdiction other than the United States but with a presence in the United States, in each case, having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (f) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (e)(i) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $250,000 and is insured by the Federal Deposit Insurance Corporation, (g) repurchase agreements maturing no more than two (2) years from the date of acquisition thereof fully collateralized by any investments in the types of assets described in clause (a) above, (h) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (g) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s are not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) and (i) other investments permitted by the Borrower’s investment policy as previously disclosed to the Administrative Agent and in effect on the Closing Date (and as amended, restated, supplemented or otherwise modified from time to time with the consent (such consent not to be unreasonably withheld) of the Administrative Agent; provided that changes that do not affect the tenor or quality of the investments permitted thereby shall not require such consent). “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (g) above in foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments analogous to the Investments described in clauses (a) through (g) above or in the foregoing clause (x).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer, automated clearing house payments and other cash management arrangements.
“CDOR Rate” means the rate of interest per annum determined by the Administrative Agent on the basis of the rate applicable to Canadian Dollar bankers’ acceptances for the applicable Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period) appearing on the “CDOR Page”, or any successor page of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time), as of 10:00 a.m. (Toronto, Ontario time) on the first day of the applicable Interest Period (or if such day is not a Business Day, then on the immediately preceding Business Day). If, for any reason, such rate does not appear on the “CDOR Page” on such day as contemplated, then the “CDOR Rate” on such day

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shall be calculated as the arithmetic average of the rates for a one month interest period applicable to Canadian dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) which are also Revolving Credit Lenders (or, if there are no such Lenders, then the Canadian Reference Bank) as of 10:00 a.m. on such day (or if such day is not a Business Day, then on the immediately preceding Business Day). Each calculation by the Administrative Agent of the CDOR Rate shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, if the CDOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“CFC” means (a) a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, or (b) a Domestic Subsidiary substantially all the assets of which consist of Equity Interests in Foreign Subsidiaries that constitute CFCs.
“Change in Control” means an event or series of events by which:
(a)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) or (ii) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors; or
(b)    there shall have occurred under any indenture or other instrument evidencing Indebtedness or Equity Interests in an amount exceeding the Threshold Amount any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Incremental Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or an Incremental Term Loan Commitment.
“Closing Date” means the date of this Agreement.

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“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).
“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Incremental Term Loan Percentage, as applicable.
“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Incremental Term Loan Commitments of such Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any of its Subsidiaries.
“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any Measurement Period, the sum of the following determined on a Consolidated basis for the Borrower and its Subsidiaries:
(a)    Consolidated Net Income for such period plus
(b)    the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(i)    Consolidated Interest Expense;
(ii)    expense for Taxes measured by net income, profits or capital (or any similar measures), paid or accrued, including federal and state and local income Taxes, foreign income Taxes and franchise Taxes;
(iii)    depreciation, amortization and each other non-cash expense (including, without limitation, any non-cash expenses related to stock based compensation and any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets), non-cash loss (including, extraordinary, unusual or non-recurring non-cash losses), excluding any non-cash expense that represents an accrual for a cash expense to be taken in a future period;
(iv)    extraordinary losses (excluding extraordinary losses from discontinued operations);

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(v)    all transaction fees, charges and other amounts related to the Transactions and any amendment or other modification to the Loan Documents, in each case to the extent paid within six (6) months of the Closing Date or the effectiveness of such amendment or other modification;
(vi)    expenses or charges directly incurred during such period in connection with any Permitted Acquisition, Investment, disposition, issuance of Equity Interests, or the incurrence, amendment or waiver of Indebtedness permitted hereunder (other than under the Loan Documents), in each case, whether or not consummated;
(vii)    any costs or expenses (excluding non-cash charges) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests);
(viii)    (A) other unusual and non-recurring cash expenses or charges (including one-time non-recurring severance charges and cash restructuring charges) and (B) the amount of any “run rate” synergies, operating expense reductions and other net cost savings and integration costs, in each case projected by the Borrower in connection with Permitted Acquisitions, Asset Dispositions (including the termination or discontinuance of activities constituting such business) and/or other operating improvement, restructuring, cost savings initiative or other similar initiative taken after the Closing Date that have been consummated during the applicable Measurement Period (calculated on a pro forma basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (i) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of the Borrower and its Subsidiaries and have been determined by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months following any such action as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (ii) no such amounts shall be added pursuant to this clause to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise and (iii) the aggregate amount added pursuant to clause (b)(viii)(B) above for any period shall in no event exceed 10% of Consolidated EBITDA for such period (calculated prior to any such add-backs pursuant to clause (b)(viii)(B) above;
(ix)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days of the date of such determination and (B) in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption;
(x)    any net after-tax effect of loss for such period attributable to the early extinguishment of any Hedge Agreement;
(xi)    any increase in deferred revenue during such Measurement Period;
(xii)    any decrease in deferred cost of goods sold during such Measurement Period; minus

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(c)    the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:
(i)    interest income;
(ii)    Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period (to the extent not netted from income Tax expense);
(iii)    all non-cash items increasing Consolidated Net Income for such period;
(iv)    extraordinary gains;
(v)    any net after-tax effect of income for such period attributable to the early extinguishment of any Hedge Agreement;
(vi)    any decrease in deferred revenue during such Measurement Period;
(vii)    any increase in deferred cost of goods sold during such Measurement Period; and
(viii)    any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iii) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred.
For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in the case of surety bonds and similar instruments, to the extent included as a liability on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP), (d) all obligations in respect of the deferred purchase price of property or services (including, without limitation, in the form of earn-outs, milestones and other contingent payment obligations to the extent included as a fixed liability on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP and past due at such time), provided that royalties (and other contingent payment obligations in the nature of a royalty payment (including those calculated based on a percentage of sales)) shall only be included in “Consolidated Funded Indebtedness” to the extent such liability exceeds the corresponding intangible item included on the Consolidated balance sheet of the Borrower and its Subsidiaries, provided that any such corresponding intangible item shall be discernible and reasonably identifiable, provided further, that Consolidated Funded Indebtedness shall not include (i) trade accounts payable and (ii) earn-outs, milestones and royalties payable to developers, publishers, licensors, and other third party service providers, in each case of clauses (i) and (ii) of this proviso, in the ordinary course of business, (e) all Attributable Indebtedness in respect of Capital Lease Obligations and obligations under Synthetic Leases, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

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“Consolidated Interest Expense” means, for any Measurement Period, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such Measurement Period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, determined in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any Measurement Period, there shall be excluded (without duplication) (i) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clauses (iii) and (iv) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution, (ii) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (i) or in case of a Specified Transaction where Consolidated EBITDA is to be calculated on a Pro Forma Basis, (iii) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, (iv) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the non-controlling interest in such Subsidiary and (v) any gain or loss from Asset Dispositions outside the ordinary course of business.
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date minus (ii) Unrestricted Cash and Cash Equivalents as of such date not to exceed $400,000,000 to (b) Consolidated EBITDA for the most recently completed Measurement Period.
“Consolidated Total Assets” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis, without duplication, in accordance with GAAP, the total amount of assets (less applicable reserves and other properly deductible items) reflected on the most recent balance sheet of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a) or (b), as applicable, as of such date.
“Continuing Directors” means the directors (or equivalent governing body) of the Borrower on the Closing Date and each other director (or equivalent) of the Borrower, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is approved by at least 51% of the then Continuing Directors.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at the time such control agreement is executed.

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“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility, the L/C Facility and, if applicable, each Incremental Term Loan Facility.
“Credit Parties” means, collectively, the Borrower and the Guarantors.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations, participations in Swingline Loans or, if applicable, any Incremental Term Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.
“Disposed EBITDA” shall mean, with respect to any Person or business Disposed of for any period, the amount for such period of Consolidated EBITDA of any such Person or business so Disposed (determined

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using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.
“Dispose” means to be subject to any Asset Disposition.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans, Obligations (including, without limitation contingent reimbursement obligations) in respect of Letters of Credit) and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans, Obligations (including, without limitation contingent reimbursement obligations) in respect of Letters of Credit and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest scheduled maturity date of the Loans and Commitments; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Closing Date, (b) Persons that are clearly identifiable solely on the basis or their names as Affiliates of such Persons described in clause (a) above, (c) any other Person that is a Competitor of the Borrower or any of its Subsidiaries identified in writing by the Borrower to the Administrative Agent at any time; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (d) any Affiliate of such Person described in clause (c) above that are clearly identifiable as Affiliates solely on the basis of their names; provided further that any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person Controlling, Controlled by or under common Control with such Competitor or its Controlling owner and for which no personnel involved with the competitive activities of such Competitor or Controlling owner (i) makes any investment decisions for such debt fund or (ii) has access to any confidential information (other than publicly available information) relating to the Borrower and its Subsidiaries shall be deemed not to be a Competitor of the Borrower or any of its Subsidiaries.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or Alternative L/C Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or an Issuing Lender, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most

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recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or Alternative L/C Currency.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“DQ List” has the meaning assigned thereto in Section 12.9(g)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 12.9(g).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.
“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.
“Engagement Letter” means the separate letter agreement dated as of November 7, 2018 among the Borrower, Wells Fargo Securities, LLC and Wells Fargo.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages,

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contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Eurocurrency Rate” means, subject to the implementation of the Replacement Rate in accordance with Section 5.8(c), with respect to any Extension of Credit:
(a)    denominated in a LIBOR Currency, the rate of interest per annum determined on the basis of the rate for deposits in such LIBOR Currency for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent (or, if applicable, the Replacement Rate in accordance with Section 5.8(c)), at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period (or if, for any reason, such rate is not so published, the rate determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in such LIBOR Currency would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period);
(b)    denominated in Canadian Dollars, the rate per annum equal to the CDOR Rate; and
(c)    denominated in any other Non-LIBOR Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.13(a); and

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(d)    for any rate calculation with respect to a Base Rate Loan on any date, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent (or, if applicable, the Replacement Rate in accordance with Section 5.8(c)), at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (or if, for any reason, such rate is not so published, the rate determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination);
Each calculation by the Administrative Agent of the Eurocurrency Rate shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based upon the Eurocurrency Rate as provided in Section 5.1(a). Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.
“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).
“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any CFC and (c) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an

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applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of November 16, 2007, as amended and restated as of October 17, 2011 by and among the Borrower, Take-Two GB Limited, certain of the Borrower’s Subsidiaries party thereto, the lenders party thereto and Wells Fargo Capital Finance, Inc. (f/k/a Wells Fargo Foothill, Inc.), as administrative agent.
“Existing Letter of Credit” means the letter of credit existing on the Closing Date and identified on Schedule 1.1(a).
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Incremental Term Loans made by such Lender then outstanding, if any, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on March 31.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

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“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any monetary obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).
“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the holders of any Specified Hedge Obligations, the holders of any Specified Cash Management Obligations, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

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“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower listed on Schedule 7.1 that are identified as a “Guarantor” and each other Domestic Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 8.12.
“Guaranty Agreement” means, collectively, (a) the Guaranty Agreement of even date herewith made by the Guarantors and the Borrower in favor of the Administrative Agent for the benefit of the Lender and (b) each other guaranty and guaranty supplement delivered pursuant to Section 8.12.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Immaterial Subsidiaries” means one or more direct or indirect Subsidiaries of Credit Parties, for which (a) (I) the total assets of any such Immaterial Subsidiary constitute no more than 1.0% of Consolidated Total Assets and (II) the total assets of all Immaterial Subsidiaries constitute, in the aggregate, no more than 5.0% of Consolidated Total Assets, and (b) (I) the percentage of gross revenues attributable to any such Immaterial Subsidiary does not exceed 1.0% of the Consolidated gross revenues of the Borrower and its Subsidiaries and (II) the percentage of gross revenues attributable to all Immaterial Subsidiaries, in the aggregate, does not exceed 5.0% of the Consolidated gross revenues of the Borrower and its Subsidiaries, in each case of clauses (a) and (b), as reflected in the most recent financial statements delivered pursuant to

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Section 8.1 prior to such date.  All Immaterial Subsidiaries (other than Immaterial Subsidiaries that constitute Excluded Subsidiaries by virtue of clause (b) or (c) of the definition of “Excluded Subsidiary”) as of the Closing Date are listed on Schedule 7.1 and identified as “Immaterial Subsidiaries”.  Notwithstanding the foregoing, in no event shall any Domestic Subsidiary be designated as an Immaterial Subsidiary if it (x) is an obligor or guarantor of any Indebtedness in an aggregate principal amount in excess of the Threshold Amount or (y) owns the Equity Interest of any Subsidiary that is not an Excluded Subsidiary.
“Increase Effective Date” has the meaning assigned thereto in Section 5.13(c).
“Incremental Amendment” has the meaning assigned thereto in Section 5.13(e).
“Incremental Increase” has the meaning assigned thereto in Section 5.13(a).
“Incremental Lender” has the meaning assigned thereto in Section 5.13(b).
“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan, in its capacity as such.
“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a)(i).
“Incremental Term Loan Commitment” means, as to any Incremental Term Lender, the obligation of such Incremental Term Lender to make a portion of the Incremental Term Loans to the account of the Borrower on the applicable borrowing date per any Incremental Amendment.
“Incremental Term Loan Facility” means any new term loan facility established pursuant to Section 5.13 and all such term loan facilities collectively as the context require.
“Incremental Term Loan Note” means a promissory note made by the Borrower in favor of an Incremental Term Lender evidencing the Incremental Term Loans made by such Incremental Term Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Incremental Term Loan Percentage” means, with respect to any Incremental Term Lender at any time, the percentage of the total outstanding principal balance of the Incremental Term Loans represented by the outstanding principal balance of such Incremental Term Lender’s Incremental Term Loans.
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness of such Person for borrowed money including obligations of such Person evidenced by bonds, debentures, notes or other similar instruments of such Person;
(b)    all obligations of such Person to pay the deferred purchase price of property or services of such Person (including all payment obligations under non-competition, earn-out or similar agreements), except (i) trade payables arising in the ordinary course of business, (ii) earn-outs, milestones and royalties payable to developers, publishers, licensors, and other third party service providers in the ordinary course of business, and (iii) any payment obligation under non-competition, earn-out or similar agreements before such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is past due at such time;

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(c)    the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (but if not assumed, limited to the lesser of such Indebtedness or the value of the assets subject to such Lien);
(f)    all obligations, direct or contingent, of such Person relative to the face amount of letters of credit, whether or not drawn, including any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;
(g)    all obligations of such Person in respect of Disqualified Equity Interests;
(h)    all net obligations of such Person under any Hedge Agreements; and
(i)    all Guarantees of any such Person with respect to any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair value of such assets as of such date (as determined in good faith by the Borrower) and (y) the amount of such Indebtedness as of such date.
The amount of obligations in respect of any Disqualified Equity Interests shall be valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends that are past due. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned thereto in Section 12.3(b).
“Information” has the meaning assigned thereto in Section 12.10.
“Initial Issuing Lender” means (a) Wells Fargo and (b) JPMorgan Chase Bank, N.A.
“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Interest Expense paid or payable in cash for the most recently completed Measurement Period.

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“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period with respect to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Revolving Credit Maturity Date or the maturity date with respect to the any Incremental Term Loan, as applicable; and
(e)    there shall be no more than six (6) Interest Periods in effect at any time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) any Acquisition.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means (a) solely with respect to the Existing Letter of Credit, the issuer thereof as set forth on Schedule 1.1(a), (b) the Initial Issuing Lenders and (c) any other Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit. No Issuing Lender set forth in clause (a) above shall have any obligation or commitment to reissue, renew, extend or amend the Existing Letter of Credit issued thereby. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

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“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Lenders, the amount set forth opposite the name of each such Initial Issuing Lender on Schedule 1.1(b) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” means the letter of credit facility established pursuant to Article III.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.
“L/C Sublimit” means the lesser of (a) $25,000,000 and (b) the Revolving Credit Commitment.
“LCA Test Date” has the meaning assigned thereto in Section 1.14.
“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office or any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
“Letter of Credit Application” means an application requesting such Issuing Lender to issue a Letter of Credit and a reimbursement agreement, in each case in the form specified by the applicable Issuing Lender from time to time.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letter of Credit. Letters of Credit may be issued in Dollars or an Alternative L/C Currency.
“Leverage Ratio Increase” has the meaning assigned thereto in Section 9.12(a).
“LIBOR Currency” means each of Dollars, Euro, Sterling, Japanese yen and Swiss franc, in each case as long as there is a published rate with respect thereto in the London interbank market.

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“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.
“Limited Condition Acquisition” means any Permitted Acquisition that is not conditioned on the availability of, or on obtaining, third-party financing.
“Loan Documents” means, collectively, this Agreement, each Note, the Guaranty Agreement, the Letter of Credit Applications, the Engagement Letter, each Incremental Amendment and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Guaranteed Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Specified Hedge Agreement and any Specified Cash Management Agreement).
“Loans” means the collective reference to the Revolving Credit Loans, the Swingline Loans and, if applicable, any Incremental Term Loans, and “Loan” means any of such Loans.
“London Banking Day” means any day on which dealings in Dollar or Alternative Currency, as applicable, deposits are conducted by and between banks in the London interbank Eurodollar market.
“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform the obligations under any Loan Document, (c) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of any Loan Document.
“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower for which financial statements have been provided pursuant to Section 8.1(a) or (b), as applicable.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 10.2(b), an amount equal to 105% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

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“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.
“Non-LIBOR Currency” means any Alternative Currency other than a LIBOR Currency.
“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is not Wholly-Owned.
“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and, if applicable, any Incremental Term Loan Note.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) any Specified Hedge Obligations, (d) any Specified Cash Management Obligations and (e) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its

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obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning assigned thereto in Section 12.9(d).
“Participant Register” has the meaning assigned thereto in Section 12.9(d).
“Participating Member State” means each member state of the European Union that has the Euro as its lawful currency so described in any EMU Legislation.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.
“Permitted Acquisition” means any Acquisition consummated pursuant to Section 9.3(o).
“Permitted Liens” means the Liens permitted pursuant to Section 9.2.
“Permitted Refinancing Indebtedness” means any Indebtedness (the “Refinancing Indebtedness”), used to modify, refinance, refund, renew, extend or replace outstanding Indebtedness (such outstanding Indebtedness, the “Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness at the time of such modification, refinancing, refunding, renewal, extension or replacement, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement, and by an amount equal to any existing commitments thereunder that have not been utilized at the time of such modification, refinancing,

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refunding, renewal, extension or replacement, (b) the final maturity and weighted average life to maturity of such Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) the primary obligor and guarantors of such Refinancing Indebtedness shall be (i) the Borrower or any Subsidiary who is the obligor or guarantor of the Refinanced Indebtedness, (ii) any Credit Party if the obligor or guarantor of the Refinanced Indebtedness is a Credit Party or (iii) any Non-Guarantor Subsidiary if the obligor or guarantor of the Refinanced Indebtedness is a Non-Guarantor Subsidiary, (d) such Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such modification, refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness, except, in each case, unless such Liens are Permitted Liens, (e) to the extent such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations on subordination terms at least as favorable to the Lenders as those contained in the documentation governing such Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent, (f) the terms (excluding subordination, pricing, premiums and optional prepayment or redemption terms) of such Refinancing Indebtedness, taken as a whole, are not (as determined in good faith by the Borrower) materially more restrictive on the Borrower and its Subsidiaries than the terms of the Refinanced Indebtedness, taken as a whole, and (g) no Event of Default shall have occurred and be continuing at the time of such modification, refinancing, refunding, renewal, extension or replacement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means:
(a)    for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and (i) there shall be included in determining Consolidated EBITDA for such period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion) and (y) there shall be excluded in determining

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Consolidated EBITDA for such period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, Disposed of by the Borrower or any Subsidiary during such period in connection with a Specified Disposition or discontinuation of operations, based on the Disposed EBITDA of such Disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such Disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of Consolidated EBITDA, and
(b)    in the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.
“Projections” has the meaning assigned thereto in Section 6.1(d)(ii).
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 8.2.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
“Register” has the meaning assigned thereto in Section 12.9(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).
“Replacement Rate” has the meaning assigned thereto in Section 5.8(c).

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“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than 50% of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Revolving Credit Lenders. The unused Revolving Credit Commitment of, and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.
“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer, assistant treasurer, corporate secretary or general counsel of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Revaluation Date” means:
(a)with respect to any Loan, each date of a borrowing or continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency and, at any time when either (i) an Event of Default has occurred and is continuing or (ii) the Revolving Credit Outstandings exceed 75% of the Revolving Credit Commitment, such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and
(b)with respect to any Letter of Credit, (i) each date of issuance of a Letter of Credit denominated in an Alternative L/C Currency (or an amendment of any such Letter of Credit having the effect of increasing the amount thereof), (ii) each date of any payment by an Issuing Lender under any Letter of Credit denominated in an Alternative L/C Currency and (iii) at any time when (A) an Event of Default has occurred and is continuing or (B) the Revolving Credit Outstandings exceed 75% of the Revolving Credit Commitment, such additional dates as the Administrative Agent or an Issuing Lender shall determine or the Required Lenders shall require.
“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal Dollar amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such Dollar amount may be modified at any time or from time to time pursuant to

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the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such Dollar amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $200,000,000. The Revolving Credit Commitment of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(b).
“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The initial Revolving Credit Commitment Percentage of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(b).
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).
“Revolving Credit Facility Increase” has the meaning assigned thereto in Section 5.13(a)(ii).
“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of (a) February 8, 2024, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

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“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency or an Alternative L/C Currency, same day or other funds as may be determined by the Administrative Agent or an Issuing Lender, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency or Alternative L/C Currency.
“Sanctioned Country” means at any time, a country, region or territory which is itself or whose government, in either case, is the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority applicable to any party to this Agreement, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more, individually or in the aggregate, directly or indirectly, or Controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction.
“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the Property of such Person and its Subsidiaries, on a Consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a Consolidated basis, (b) the present fair salable value of the Property of such Person and its Subsidiaries, on a Consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a Consolidated basis, on their debts as they become absolute and matured, (c) such Person and its Subsidiaries, on a Consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business, and (d) the capital of such Person and its Subsidiaries, on a Consolidated basis, is not unreasonably small in relation to the business of such Person and its Subsidiaries, on a Consolidated basis, as of such date. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Special Notice Currency” means at any time an Alternative Currency or Alternative L/C Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Agreements” means the collective reference to agreements set forth in Item (5) and Item (9) of Schedule 9.13, as such agreements may be amended, restated, supplemented or otherwise modified, subject to the limitations set forth in Section 9.13.
“Specified Cash Management Agreement” means (a) any Cash Management Agreement between or among the Borrower or any of its Subsidiaries and a counterparty that is the Administrative Agent or any of its Affiliates, (b) any Cash Management Agreement in effect on the Closing Date between or among the Borrower or any of its Subsidiaries and a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) any Cash Management Agreement entered into after the Closing Date between or among the Borrower or any of its Subsidiaries and a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Cash Management Agreement is entered into.
“Specified Cash Management Obligations” means all existing or future payment and other obligations owing by the Borrower or any of its Subsidiaries under any Specified Cash Management Agreement.
“Specified Documents” means those agreements set forth on Schedule 9.13, as such agreements may be amended, restated, supplemented or otherwise modified, subject to the limitations set forth in Section 9.13.
“Specified Disposition” means any Asset Disposition (other than an Asset Disposition permitted under Sections 9.5(a) through (m)) having gross sales proceeds in excess of $20,000,000.
“Specified Hedge Agreement” means (a) any Hedge Agreement between or among the Borrower or any of its Subsidiaries and a counterparty that is the Administrative Agent or any of its Affiliates, (b) any Hedge Agreement in effect on the Closing Date between or among the Borrower or any of its Subsidiaries and a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) any Hedge Agreement entered into after the Closing Date between or among the Borrower or any of its Subsidiaries and a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Hedge Agreement is entered into.
“Specified Hedge Obligations” means all existing or future payment and other obligations owing by the Borrower or any of its Subsidiaries under any Specified Hedge Agreement; provided that the “Specified Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or an Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Issuing Lender, as the case may be, may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that an Issuing Lender may use such spot rate

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quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative L/C Currency.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” means the lesser of (a) $20,000,000 and (b) the Revolving Credit Commitment.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
“Threshold Amount” means $50,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Incremental Term Loans of such Lender at such time.
“Trade Date” has the meaning assigned thereto in Section 12.9(g)(i).
“Transactions” means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement and (b) the entering into this Agreement and the initial Extensions of Credit hereunder.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“United States” means the United States of America.
“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of (a) 100% of all cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries and (b) 50% of all cash and Cash Equivalents of the Foreign Subsidiaries of the Borrower, in each case that are unrestricted and not subject to any Liens (other than Liens permitted under Section 9.2(a) and (l)).
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

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“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such

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ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that (A) all liabilities related to operating leases, as defined by FASB ASC 842 as of the Closing Date, shall be excluded from the definitions of “Indebtedness” and “Consolidated Funded Indebtedness” and (B) payments related to operating leases, as defined by FASB ASC 842 as of the Closing Date, shall not be included in Consolidated Interest Expense in part or in whole.
(c)    Any provision of this Agreement that requires compliance on a Pro Forma Basis with the Consolidated Net Leverage Ratio set forth in Section 9.12 shall be deemed to include any Leverage Ratio Increase then in effect pursuant to Section 9.12(a).
SECTION 1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.8    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
SECTION 1.9    Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument

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embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.
SECTION 1.10    Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
SECTION 1.11    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the applicable Issuing Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and Revolving Credit Outstandings and Revolving Credit Exposure denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein (including, without limitation, Section 1.10), the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Lender.
(b)    Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum, a required maximum or multiple amount, is expressed in Dollars, but such Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency or an Alternative L/C Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Lender, as applicable.
SECTION 1.12    Change of Currency.
(a)    The obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the

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Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
SECTION 1.13    Additional Alternative Currencies.
(a)    The Borrower may from time to time request that (i) Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency” and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative L/C Currency”; provided that such requested currency is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (B) dealt with in the London interbank deposit market and (C) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Revolving Credit Lender for making Loans unless such authorization has been obtained and remains in full force and effect. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Revolving Credit Lenders and the applicable Issuing Lender or Issuing Lenders.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., (i) with respect to a request for an additional Alternative Currency, 20 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent in its sole discretion) or (ii) with respect to a request for an additional Alternative L/C Currency, 5 Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the applicable Issuing Lender, in its sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency. The applicable Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., three Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
Any failure by a Revolving Credit Lender or the applicable Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Lender, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Eurocurrency Rate Loans; and if the Administrative Agent, all the Revolving Credit Lenders and the applicable Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative L/C

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Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Lender. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.14    Limited Condition Acquisitions. Notwithstanding anything in this Agreement to the contrary, if the Borrower notifies the Administrative Agent in writing prior to or concurrently with the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing a Limited Condition Acquisition (the time of such execution, the “LCA Test Date”) that in connection with such Limited Condition Acquisition the Borrower wishes to test the conditions to such Limited Condition Acquisition and the availability of any Indebtedness being incurred substantially concurrently with such Limited Condition Acquisition that is to be used solely to finance all or part of such Limited Condition Acquisition in accordance with this Section 1.14, then the following provisions shall apply:
(a)    any condition to such Limited Condition Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Limited Condition Acquisition or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the LCA Test Date and (ii) no Event of Default under any of Section 10.1(a), 10.1(b), 10.1(h) or 10.1(i) would occur and be continuing both immediately before and immediately after giving effect to such Limited Condition Acquisition and any Indebtedness incurred in connection therewith (including any such additional Indebtedness);
(b)    any condition to such Limited Condition Acquisition or such Incremental Term Loans that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Acquisition or the incurrence of such Incremental Term Loans shall be deemed satisfied if (i) as of the date of consummation of such Limited Condition Acquisition, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Acquisition as are material to the Incremental Lenders providing such Incremental Term Loans shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement prior to consummation of such Limited Condition Acquisition as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) all representations and warranties under Sections 7.1(a), 7.3, 7.4(b), 7.4(c), 7.10, 7.11, 7.14, and 7.16 shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) and (ii) all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCA Test Date, or if such representation speaks as of an earlier date, as of such earlier date.
(c)    any financial ratio test or condition to be tested in connection with such Limited Condition Acquisition and the availability of such Indebtedness will be tested as of the LCA Test Date, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a Pro Forma Basis where applicable; and
(d)    in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in

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connection therewith (including any incurrence or assumption of Indebtedness and use of proceeds thereof) have been consummated; provided that (x) (other than solely with respect to the incurrence tests under which such Limited Condition Acquisition is being made, which are being tested as of the LCA Test Date) Consolidated EBITDA, Indebtedness and Consolidated Net Income attributable to any target of such Limited Condition Acquisition can only be used in determination of the relevant ratio and baskets if and when such Limited Condition Acquisition is consummated and (y) (1) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower) at or prior to the consummation of such Limited Condition Acquisition, such ratios and baskets will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such Limited Condition Acquisition is permitted hereunder and (2) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Acquisition. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the financial covenants set forth in Section 9.12 shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is tested separately. Notwithstanding anything to the contrary herein, in no event shall there be more than two Limited Condition Acquisitions at any time outstanding.
SECTION 1.15    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate”.

ARTICLE II

REVOLVING CREDIT FACILITY
SECTION 2.1    Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars or one or more Alternative Currencies from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment and (c) the aggregate principal amount of all outstanding Revolving Credit Loans denominated in Alternative Currencies and Letters of Credit denominated in Alternative L/C Currencies shall not exceed the Alternative Currency Sublimit. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

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SECTION 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.
(b)    Refunding.
(i)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 12:00 p.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)    The Borrower shall pay to the Swingline Lender on demand, and in any event on the Revolving Credit Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iii)    If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline

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Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iv)    Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section  2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)    If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
SECTION 2.3    Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan denominated in Dollars and each Swingline Loan,

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(ii) at least one (1) Business Day before each Canadian Base Rate Loan and (iii)  at least four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before each Eurocurrency Rate Loan made in an Alternative Currency, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans and Canadian Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to Eurocurrency Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan denominated in Dollars is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a Eurocurrency Rate Loan, Base Rate Loan or Canadian Base Rate Loan, (E) in the case of a Eurocurrency Rate Loan, the duration of the Interest Period applicable thereto and (F) in the case of a Eurocurrency Rate Loan, the applicable currency in which such Revolving Credit Loan is to be denominated. If the Borrower fails to specify a type of Revolving Credit Loan in a Notice of Borrowing, then the applicable Revolving Credit Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of Eurocurrency Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the Borrower fails to specify a currency in a Notice of Borrowing requesting a Eurocurrency Rate Loan, then the Eurocurrency Rate Loan so requested shall be made in Dollars. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, in Same Day Funds at the Administrative Agent’s Office for the applicable currency, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, in Same Day Funds at the Administrative Agent’s Office, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in Same Day Funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
SECTION 2.4    Repayment and Prepayment of Revolving Credit and Swingline Loans.
(a)    Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

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(b)    Mandatory Prepayments.
(i)    If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).
(ii)    If at any time the Administrative Agent notifies the Borrower that aggregate principal amount of Revolving Credit Outstandings denominated in Alternative Currencies exceeds an amount equal to the Minimum Collateral Amount of the Alternative Currency Sublimit then in effect, the Borrower agrees to repay within two (2) Business Days after receipt of such notice, by payment to the Administrative Agent for the account of the Lenders, Revolving Credit Loans denominated in Alternative Currencies in an aggregate amount thereof sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice from the Borrower to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 12:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each Eurocurrency Rate Loan denominated in Dollars and (iii) at least four (4) Business Days (or five (5) Business Days, in the case of prepayment of Revolving Credit Loans denominated in Special Notice Currencies) before each Eurocurrency Rate Loan denominated in an Alternative Currency, specifying the date and amount of prepayment and whether the prepayment is of Eurocurrency Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Eurocurrency Rate Loans denominated in Dollars, $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Eurocurrency Rate Loans denominated in Alternative Currencies and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 12:00 p.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

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(d)    Limitation on Prepayment of Eurocurrency Rate Loans. The Borrower may not prepay any Eurocurrency Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(e)    Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.
SECTION 2.5    Permanent Reduction of the Revolving Credit Commitment.
(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice from the Borrower to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(b)    Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral reasonably satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders ) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment, the Alternative Currency Sublimit and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any Eurocurrency Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
SECTION 2.6    Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
ARTICLE III

LETTER OF CREDIT FACILITY

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SECTION 3.1    L/C Facility.
(a)    Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in Dollars or one or more Alternative L/C Currencies in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof, Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the thirtieth (30th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Sublimit, (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment or (c) the aggregate principal amount of all outstanding Revolving Credit Loans denominated in Alternative Currencies and Letters of Credit denominated in Alternative L/C Currencies would exceed the Alternative Currency Sublimit.
(b)    Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars or in one or more Alternative Currencies, in a minimum amount of $100,000, (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date, and (iii) be subject ISP98, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect as of the Closing Date or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (D) the beneficiary of such Letter of Credit is a Sanctioned Person. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, the Existing Letter of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
SECTION 3.2    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue, amend or renew a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent

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may request (which information shall include the applicable currency in which such Letter of Credit shall be denominated). Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend or renew the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue, amend or renew any Letter of Credit earlier than three (3) Business Days (or earlier than four (4) Business Days, or five (5) Business Days, in the case of any Letter of Credit denominated in a Special Notice Currency, in the case of any Letter of Credit denominated in an Alternative Currency) after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
SECTION 3.3    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are Eurocurrency Rate Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon the Existing Letter of Credit.
(c)    Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender in Dollars for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.
(d)    The commissions, fees, charges, costs and expenses payable pursuant to this Section 3.3 shall be payable in Dollars (based on the Dollar amount of such fees), notwithstanding the applicable currency in which the applicable Letter of Credit is denominated.

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SECTION 3.4    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, in the applicable currency in which such Letter of Credit is denominated, upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent, in the applicable currency in which such Letter of Credit is denominated, which, in turn shall pay such Issuing Lender, the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which, in turn shall pay such Issuing Lender, in the applicable currency in which such Letter of Credit is denominated, on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which, shall in turn pay such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(d)    Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section  3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense

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or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 3.5    Reimbursement Obligation of the Borrower.
(a)    Reimbursement Obligation of the Borrower.
(i)    In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in Same Day Funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (A) such draft so paid and (B) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment.
(ii)    In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse such Issuing Lender in such Alternative Currency, unless (A) such Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by such Issuing Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such Issuing Lender under a Letter of Credit to be reimbursed in an Alternative Currency, the Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.
(b)    Reimbursement by the Lenders. Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan funded in Dollars as a Base Rate Loan on the applicable repayment date in the Dollar Equivalent of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative L/C Currency), and the Revolving Credit Lenders shall make a Revolving Credit Loan funded in Dollars as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing

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shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
(c)    Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant, (iii) any currency exchange loss, in each case that such Issuing Lender or L/C Participant sustains as a result of the Borrower’s repayment in Dollars of any Letter of Credit denominated in an Alternative L/C Currency. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

SECTION 3.6    Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee or any adverse change in the relevant exchange rates or in the availability of any applicable currency to the Borrower or any applicable Subsidiary or in the relevant currency markets generally. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
SECTION 3.7    Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8    Resignation of Issuing Lenders.
(a)    Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to

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Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(b)    Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
SECTION 3.9    Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.
SECTION 3.10    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
ARTICLE IV

[RESERVED]
ARTICLE V

GENERAL LOAN PROVISIONS

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SECTION 5.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans denominated in Dollars and, if applicable, Incremental Term Loans, shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the Eurocurrency Rate plus the Applicable Margin; (ii) Revolving Credit Loans denominated in an Alternative Currency shall bear interest at the Eurocurrency Rate plus the Applicable Margin (provided that the Eurocurrency Rate shall not be available until three (3) Business Days after the Closing Date in the case of Eurocurrency Rate Loans denominated in Dollars, four (4) Business Days (or five (5) Business Days in the case of Special Notice Currencies) after the Closing Date in the case of Eurocurrency Rate Loans denominated in an Alternative Currency, in each case, unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement), (ii) Canadian Base Rate Loans shall bear interest at the Canadian Base Rate plus the Applicable Margin and (iii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.
(b)    Default Rate. Subject to Section 10.3, immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a) or (b) all overdue amounts shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to such amount and shall be payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan and Canadian Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing March 31, 2019; and interest on each Eurocurrency Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for (i) Base Rate Loans when the Base Rate is determined by the Prime Rate, (ii) Canadian Base Rate Loans when Canadian Base Rate is determined by the Canadian Prime Rate or (iii) for all Eurocurrency Rate Loans denominated in Sterling or Canadian Dollars or shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year) or, in the case of interest in respect of Loans denominated in other Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. With respect to all Non-LIBOR Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal

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balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
SECTION 5.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans or Canadian Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Eurocurrency Rate Loans denominated in Dollars and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding Eurocurrency Rate Loans denominated in Dollars in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or Canadian Base Rate Loans (other than Swingline Loans) or (ii) continue its outstanding Eurocurrency Rate Loans denominated in any applicable currency as Eurocurrency Rate Loans denominated in the same applicable currency. Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than (A) 11:00 a.m. three (3) Business Days in the case of Eurocurrency Rate Loans denominated in Dollars or (B) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) in the case of a Eurocurrency Rate Loan denominated in Alternative Currencies before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (1) the Revolving Credit Loans to be converted or continued, and, in the case of any Eurocurrency Rate Loan to be converted or continued, the last day of the Interest Period therefor, (2) the effective date of such conversion or continuation (which shall be a Business Day), (3) the principal amount of such Revolving Credit Loans to be converted or continued, (4) the Interest Period to be applicable to such converted or continued Eurocurrency Rate Loan and (5) the currency in which such Revolving Credit Loan is denominated. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any Eurocurrency Rate Loan denominated in Dollars, then the applicable Eurocurrency Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any Eurocurrency Rate Loan denominated in an Alternative Currency, such Revolving Credit Loans shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one month. If the Borrower requests a conversion to, or continuation of, Eurocurrency Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, no Revolving Credit Loan may be converted or continued as a Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurocurrency Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 5.3    Fees.
(a)    Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) in Dollars at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating

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the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing March 31, 2019 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)    Other Fees. The Borrower shall pay, without duplication, to the Arrangers and the Administrative Agent for their own respective accounts and to the Arrangers for the account of the Lenders fees in the amounts and at the times specified in the Engagement Letter.
SECTION 5.4    Manner of Payment.
(a)    Sharing of Payments.
(i)    Each payment by the Borrower on account of the principal of or interest on the Loans denominated in Dollars or any fee, commission or other amounts (including the Reimbursement Obligation) denominated in Dollars payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in Same Day Funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(ii)    Each payment by the Borrower on account of the principal of or interest on the Revolving Credit Loans denominated in an Alternative Currency or any fee, commission or other amounts (including the Reimbursement Obligation) denominated in an Alternative Currency or an Alternative L/C Currency shall be made not later than the Applicable Time specified by the Administrative Agent on the date specified for payment under this Agreement to the Administrative Agent at the applicable Administrative Agent’s Office for the account of the Lenders entitled to such payment in such Alternative Currency or Alternative L/C Currency, in Same Day Funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before an hour after the Applicable Time specified by the Administrative Agent on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after an hour after the Applicable Time specified by the Administrative Agent shall be deemed to have been made on the next succeeding Business Day for all purposes.
(iii)    Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency or an Alternative L/C Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency or the Alternative L/C Currency payment amount.

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(iv)    Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender in the applicable Class at its address for notices set forth herein its applicable Commitment Percentage (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
(b)    Defaulting Lenders. Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).
SECTION 5.5    Evidence of Indebtedness.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note and/or Incremental Term Loan Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans and/or Incremental Term Loan, as applicable, to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

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SECTION 5.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 5.7    Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 5.13 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any

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payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(c)    Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 5.11(e), Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.
SECTION 5.8    Changed Circumstances.
(a)    Circumstances Affecting Eurocurrency Rate Availability. Unless and until a Replacement Rate is implemented in accordance with clause (c) below, in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Eurocurrency Rate for such Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurocurrency Rate Loans in the affected currency or currencies and the right of the Borrower to convert any Loan to or continue any Loan as a Eurocurrency Rate Loan in the affected currency or currencies shall be suspended, and in the case of Eurocurrency Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such Eurocurrency Rate Loan; or (B) convert the then outstanding principal amount of each such Eurocurrency Rate Loan to a Base Rate Loan denominated in Dollars as of the last day of such Interest Period.

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(b)    Laws Affecting Eurocurrency Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurocurrency Rate Loans in the affected currency or currencies, and the right of the Borrower to convert any Loan to a Eurocurrency Rate Loan or continue any Loan as a Eurocurrency Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans denominated in Dollars and (ii) if any of the Lenders may not lawfully continue to maintain a Eurocurrency Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan denominated in Dollars for the remainder of such Interest Period.
(c)    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 5.8(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 5.8(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 5.8(a)(i), (a)(ii), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.8(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 12.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity

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the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders). Notwithstanding the foregoing, if the Replacement Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
SECTION 5.9    Indemnity for Losses. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, and any customary administrative fees charged by such Lender in connection therewith, which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan) incurred by it as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurocurrency Rate Loan, (b)  any failure of the Borrower to borrow, continue or convert a Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any payment, prepayment, continuation or conversion of any Eurocurrency Rate Loan on a date other than the last day of the Interest Period therefor (whether voluntary, automatic, by reason of acceleration or otherwise), (d) any failure of the Borrower to make payment of any Eurocurrency Rate Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency or (e) any assignment of a Eurocurrency Rate Loan on the a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.12(b). The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the Eurocurrency Rate Loans in the offshore interbank market for such currency and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or any Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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(e)    Additional Reserve Requirements. The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitment or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Eurocurrency Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurocurrency Rate Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant payment date, such additional costs shall be due and payable ten (10) days from receipt of such notice.
(f)    Survival. All of the obligations of the Credit Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.11    Taxes.
(a)    Defined Terms. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

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(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested

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by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such

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time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 5.13    Incremental Increases.
(a)Request for Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request (i) one or more incremental term loans (each, an “Incremental Term Loan”) and/or (ii) one or more increases in the Revolving Credit Commitments (each, a “Revolving Credit Facility Increase” and, together with the Incremental Term Loans, the “Incremental Increases”); provided that (A) the aggregate initial principal amount of all Incremental Increases shall not exceed $250,000,000 plus the amount of any permanent reduction of the Revolving Credit Commitment pursuant to Section 2.5 and (B) any such Incremental Increase shall be in a minimum amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (A).

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(b)Incremental Lenders. Each notice from the Borrower pursuant to this Section 5.13 shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by any existing Lender or by any other Persons (an “Incremental Lender”); provided that the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, shall have consented (not to be unreasonably withheld or delayed) to such Incremental Lender’s providing such Incremental Increases to the extent any such consent would be required under Section 12.9(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Incremental Lender. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders. Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.
(c)Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.
(d)Conditions to Effectiveness of Increase. Any Incremental Increase shall become effective as of such Increase Effective Date, which, in the case of an Incremental Term Loan incurred to finance a Limited Condition Acquisition, shall be subject to Section 1.14; provided that:
(i)no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Extensions of Credit pursuant thereto;
(ii)all of the representations and warranties set forth in Article VII shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;
(iii)the Administrative Agent shall have received from the Borrower, a Compliance Certificate demonstrating the Borrower is in compliance with the financial covenants set forth in Section 9.12 and based on the financial statements for the most recent Measurement Period, both before and after giving effect (on a Pro Forma Basis) to the incurrence of any such Incremental Increase (and assuming that any such Revolving Credit Facility Increase is fully drawn) and any Permitted Acquisition, refinancing of Indebtedness or other event consummated in connection therewith giving rise to a Pro Forma Basis adjustment;
(iv)each Incremental Increase shall constitute Obligations of the Borrower and will be guaranteed by the Guarantors;
(v)in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Incremental Amendment):
(A)    the maturity of any such Incremental Term Loan shall not be earlier than the Revolving Credit Maturity Date;

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(B)    original issue discount and the upfront fees, if any, Applicable Margin pricing grid, if applicable, an interest rate floor, if applicable, and, amortization for any Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increase Effective Date; and
(C)    except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Revolving Credit Facility, shall be determined by the Borrower and the Incremental Term Lenders providing such Incremental Term Loan (but in any case, will be no more restrictive, taken as a whole, on the Borrower and its Subsidiaries than the terms of the Loan Documents);
(vi)in the case of each Revolving Credit Facility Increase (the terms of which shall be set forth in the relevant Incremental Amendment):
(A)each such Revolving Credit Facility Increase shall have the same terms, including maturity, Applicable Margin and Commitment Fees, as the Revolving Credit Facility;
(B)the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Facility Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and
(C)except as provided above, all of the terms and conditions applicable to such Revolving Credit Facility Increase shall be identical to the terms and conditions applicable to the Revolving Credit Facility; and
(vii)the Administrative Agent shall have received from the Borrower, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Increase), modifications to any other instruments and documents reasonably requested by Administrative Agent in connection with any such transaction.
(e)Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Credit Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 5.13.
(f)Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and any other use not prohibited by this Agreement.

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SECTION 5.14    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. In addition, if the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent amount of the aggregate outstanding amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the amount by which the L/C Obligations exceeds the Letter of Credit Sublimit.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and each Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 5.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether

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voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the

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stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.
(C)    With respect to any Commitment Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

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SECTION 6.1    Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall have occurred and be continuing.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since March 31, 2018, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1.
(ii)    Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.
(iv)    Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders subject to customary qualifications).

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(c)    Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the Transactions, which shall be in full force and effect.
(ii)    No Injunction, Etc. No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(d)    Financial Matters.
(i)    Financial Statements. The Administrative Agent shall have received copies of audited consolidated financial statements for the Borrower and its Subsidiaries for the three Fiscal Years most recently ended for which financial statements are available and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available.
(ii)    Financial Projections. The Administrative Agent shall have received projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for the next two years thereafter (the “Projections”).
(iii)    Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, the Borrower and its Subsidiaries, on a Consolidated basis are Solvent, (B) attached thereto are calculations evidencing compliance on a Pro Forma Basis after giving effect to the Transactions with the covenant contained in Section 9.12(a), (C) after giving effect to the Transactions, the Borrower and its Subsidiaries shall be in compliance with the covenant contained in Section 9.12(b) and (D) attached thereto is a calculation of the Applicable Margin.
(iv)    Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder and (B) all reasonable, documented fees and out-of-pocket expenses of McGuireWoods LLP, as counsel to the Administrative Agent, to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings which are associated with the preparation, negotiation, execution, delivery and administration of the Loan Documents.
(e)    Miscellaneous.
(i)    Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)    Existing Credit Agreement. All existing Indebtedness (other than the obligations with respect to the Existing Letter of Credit) of the Borrower and its Subsidiaries under the Existing

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Credit Agreement shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.
(iii)    PATRIOT Act, etc. The Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act, requested at least ten (10) Business Days prior to the Closing Date. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to each Administrative Agent and any Lender requesting the same, a Beneficial Ownership Certification in relation to the Borrower, in each case at least five (5) Business Days prior to the Closing Date.
(iv)    Investment Policy. The Administrative Agent shall have received a copy of the Borrower’s investment policy as in effect as of the Closing Date.
(v)    Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
Without limiting the generality of the provisions of Section 11.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 6.2    Conditions to All Extensions of Credit. Subject to Section 1.14 with respect to any Incremental Term Loan incurred to finance a Limited Condition Acquisition, the obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such

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date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.
(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(e)    Compliance with Specified Agreements.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has deposited funds (excluding the proceeds of the Loan or Loans being requested) in accordance with the terms of the Specified Agreements (as applicable) in an amount not less than the amount of the next scheduled payment to be made by the Borrower under the applicable Specified Agreement; provided that this Section 6.2(e) shall only apply until the Liens created by the Specified Documents have been released and fully terminated.
Each Notice of Borrowing or Letter of Credit Application submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.2(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower represents and warrants to the Administrative Agent and the Lenders, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:
SECTION 7.1    Organization; Power; Qualification. The Borrower and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate or other organizational power and authority to own its Properties and to carry on its business as now being conducted and (c) is qualified to do business, and is in good standing (to the extent such concept exists in the relevant jurisdiction, in each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification) except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which such Credit Party and each Subsidiary thereof are organized as of the Closing Date are described on Schedule 7.1. No Credit Party nor any Subsidiary thereof is an EEA Financial Institution.
SECTION 7.2    Ownership. As of the Closing Date, Schedule 7.2 sets forth (a) the name and jurisdiction of organization or incorporation of the Borrower and each Subsidiary of the Borrower and type of entity of each such Subsidiary (b) the number of shares or other Equity Interests, authorized, issued and outstanding of each such Subsidiary and (c) the name of the record owners of such outstanding shares and

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other Equity Interests of each Subsidiary. As of the Closing Date, all such outstanding shares and other Equity Interests are duly authorized, validly issued, fully paid and non-assessable.
SECTION 7.3    Authorization; Enforceability. Each Credit Party has all requisite corporate or other organizational power and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents to which such Credit Party is a party have been duly executed and delivered by such Credit Party, and each such document constitutes the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
SECTION 7.4    Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not (a) require any Governmental Approval, except (i) such as have been obtained or made and are in full force and effect, (ii) for consents, filings and recordings necessary to perfect Liens created pursuant to the Loan Documents and (iii) where the failure to obtain such Governmental Approvals could not reasonably be expected to have a Material Adverse Effect, (b) violate any Applicable Law relating to such Credit Party, except where such violation could not reasonably be expected to have a Material Adverse Effect, (c) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other Organizational Documents of such Credit Party or (d) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Credit Party is a party or by which any of its properties are bound (excluding any indebtedness under the Existing Credit Agreement being repaid pursuant to Section 6.1(e)(ii)), which could reasonably be expected to have a Material Adverse Effect.
SECTION 7.5    Compliance with Law. The Borrower and each Subsidiary thereof is in compliance with Applicable Laws applicable to it or its Properties, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.6    Tax Returns and Payments. The Borrower and each Subsidiary thereof has timely filed or caused to be filed all Tax returns required by Applicable Law to have been filed, and has paid, or made adequate provision for the payment of, all Taxes upon it and its property, income, profits and assets that are due and payable, other than (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the Borrower or such Subsidiary or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 7.7    Intellectual Property Matters. The Borrower and its Subsidiaries owns or is licensed or otherwise has the right to use all of the patents, copyrights, trademarks, service marks, trade names and other intellectual property rights that are required for the operation of its businesses as currently conducted by it, except to the extent that failure to hold such ownership, license or other right could not reasonably be expected to result in a Material Adverse Effect. To the Borrower’s knowledge, the use of such intellectual property by the Borrower and its Subsidiaries and the operation of its business do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to result in a Material

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Adverse Effect (it being understood that, except for Section 7.15, this sentence constitutes the Borrower’s sole representation as to non-infringement of intellectual property).
SECTION 7.8    Environmental Matters. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)    The Borrower and each Subsidiary thereof are, and to their knowledge have been, in compliance, with all applicable Environmental Laws;
(b)    Neither the Borrower nor any Subsidiary thereof has received any unresolved written notice of violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;
(c)    Hazardous Materials have not been transported or disposed of to or from the properties owned, or, to the knowledge of Borrower and each Subsidiary, leased or operated by the Borrower or any Subsidiary thereof in violation of Environmental Laws or in a manner or to an unpermitted location which could reasonably be expected to give rise to liability of the Borrower or such Subsidiary under Environmental Laws, nor, to the knowledge of Borrower and each Subsidiary, have any Hazardous Materials been generated, treated, stored or disposed of by the Borrower or any Subsidiary at, on or under any of such properties in violation of Environmental Laws, and in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Laws;
(d)    No Environmental Claim is pending, or, to the knowledge of the Borrower and its Subsidiaries, threatened, against the Borrower or any of its Subsidiaries, or relating to any real property owned or, to the knowledge of Borrower and each Subsidiary, leased or operated by the Borrower or any Subsidiary; and
(e)    There has been no release of Hazardous Materials at or from properties owned or, to the knowledge of Borrower and each Subsidiary, leased or operated by the Borrower or any Subsidiary as a result of the operations of the Borrower or its Subsidiaries, now or in the past, in violation of Environmental Laws and in amounts or in a manner that could reasonably be expected to give rise to liability under applicable Environmental Laws.
SECTION 7.9    Employee Benefit Matters.
(a)    As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 7.9;
(b)    Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any Taxes or penalties assessed

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with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
(c)    As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based upon benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(d)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(e)    No Termination Event has occurred or is reasonably expected to occur;
(f)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.
(g)    As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
SECTION 7.10    Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation T, U or X of such Board of Governors.
SECTION 7.11    Investment Company Act Status. Neither the Borrower nor any Subsidiary thereof is required to register as an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
SECTION 7.12    Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(d)(i) fairly present in all material respects on a Consolidated basis the Consolidated financial position of the Borrower and its Subsidiaries as at such dates, and the Consolidated results of their operations and cash flows for the periods then ended (other than customary year-end and fiscal quarter

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adjustments for unaudited financial statements, the absence of footnotes from unaudited financial statements). All such financial statements have been prepared in accordance with GAAP.
SECTION 7.13    No Material Adverse Change. Since March 31, 2018, no event or condition has occurred that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
SECTION 7.14    Solvency. The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.
SECTION 7.15    Litigation. Other than as set forth on Schedule 7.15, there are no material actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
SECTION 7.16    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)None of (i) the Borrower, any Subsidiary thereof, any of their respective directors, senior officers or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) to the knowledge of the Borrower, is under administrative, civil or criminal investigation for an alleged violation of, or has received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a Governmental Authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or, to the knowledge of the Borrower, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, except, in each of clauses (B) and (D), as permitted by applicable Sanctions or other Applicable Law related to Sanctions applicable to all the parties to this Agreement.
(b)Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Borrower and its Subsidiaries.
(c)Each of the Borrower and its Subsidiaries, and to the knowledge of Borrower or any such Subsidiary, each of their respective directors, officers and employees, is in compliance in all material respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to the Borrower and its Subsidiaries.
(d)No proceeds of any Extension of Credit have been used, directly or, to the Borrower’s knowledge, indirectly, by the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its or their respective directors, officers, employees and agents in violation of Section 8.13(b).
SECTION 7.17    Disclosure. No financial statement, material report, material certificate or other material written information (other than Projections and information of a general economic or industry-specific nature) furnished by or on behalf of the Borrower or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when

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taken together as a whole, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Projections were prepared in good faith on the basis of the assumptions believed by the Borrower to be reasonable at the time delivered to the Administrative Agent, it being understood that (a) actual results may vary materially from the Projections, (b) the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, (c) the Projections are not to be viewed as facts, and (d) no assurance can be given that the Projections will be realized.
ARTICLE VIII

AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Borrower will and will cause each of its Subsidiaries to:
SECTION 8.1    Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ended March 31, 2019), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year, and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year, and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.
(b)    Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended June 30, 2019), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of the Borrower’s material quarterly operating results for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects

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the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
SECTION 8.2    Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (ii) demonstrates compliance with the financial covenants set forth in Section 9.12 as of the last day of the applicable Measurement Period ending on the last day of the Measurement Period covered by such financial statements, together with a report containing management’s discussion and analysis of the Borrower’s material quarterly and annual operating results, as applicable and (iii) solely with respect to the financial statements delivered pursuant to Section 8.1(a), a certification of the Consolidated total revenue and Consolidated Total Assets attributable to Immaterial Subsidiaries;
(b)    promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including any management report and any management responses thereto;
(c)    promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent)) which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act;
(d)    promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any non-compliance by the Borrower or any Subsidiary thereof with any Environmental Law that could reasonably be expected to have a Material Adverse Effect;
(e)    promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;
(f)    such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; and
(g)    no later than the 5th day after the end of each calendar month (or if such day is not a Business Day, then on the immediately succeeding Business Day), a detailed report in form and detail reasonably satisfactory to the Administrative Agent regarding the Unrestricted Cash and Cash Equivalents held by the Credit Parties as of such month end, including the owner of the applicable account, balance and location of account.

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Documents required to be delivered pursuant to Section 8.1(a), 8.1(b), 8.2(a) (solely with respect to the requirement to provide a report containing management’s discussion and analysis of the Borrower’s material quarterly and annual operating results, as applicable) or 8.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall, to the extent requested, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 8.3    Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of the Borrower obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    the occurrence of any Default or Event of Default;
(b)    the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the

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Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that could reasonably be expected to result in a Material Adverse Effect;
(c)    any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
(d)    any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof which in any such case could reasonably be expected to have a Material Adverse Effect; and
(e)    (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.
Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe the provisions of this Agreement and any other Loan Document that have been breached.
SECTION 8.4    Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
SECTION 8.5    Maintenance of Property and Licenses.
(a)    Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain (or use commercially reasonable efforts to cause any landlord to maintain) in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.
(b)    Take all reasonable actions to maintain, in full force and effect in all material respects, all Governmental Approvals required for each of them to the normal conduct their respective businesses, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 8.6    Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law. On the Closing Date and from time to time thereafter

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deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance carried by the Borrower and its Subsidiaries then in effect, stating the names of the insurance companies and the amounts, the dates of the expiration thereof and the properties and risks covered thereby.
SECTION 8.7    Payment of Taxes. Pay and perform all Taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property; provided that such payment and discharge shall not be required with respect to any Tax, assessment, charge or levy so long as (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto in accordance with GAAP or (b) the failure to make such payment and discharge could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 8.8    Compliance with Laws. Observe and remain in compliance with all Applicable Laws (including ERISA and Environmental Laws) applicable to it, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 8.9    Environmental. In addition to and without limiting the generality of Section 8.8, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, promptly take necessary actions to (a) respond to any violation of applicable Environmental Laws by it and (b) make an appropriate response to any Environmental Claim against it and discharge any finally determined legal obligations it may have to any Person thereunder.
SECTION 8.10    Compliance with ERISA. In addition to and without limiting the generality of Section 8.8, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or Tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any Tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
SECTION 8.11    Visits and Inspections. Permit representatives of the Administrative Agent, accompanied by representatives of any Lender (which representatives will be subject to the confidentiality obligations of the Administrative Agent and the Lenders pursuant to Section 12.10) and Borrower, from time to time upon prior reasonable notice to the Borrower and at such reasonable times during normal business hours, to visit and inspect the primary corporate office of the Borrower; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent public accountants; and discuss with its principal officers, and its independent public accountants, its business, affairs, finances and accounts; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than once during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the Borrower’s expense at any time without advance notice. Notwithstanding the foregoing, neither the Borrower nor any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by Applicable Law or

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any binding, arm’s-length agreement with a third party or (b) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that the Borrower shall notify the Administrative Agent as to what is not being disclosed or made available in reliance on this sentence unless doing so is prohibited by Applicable Law or such agreement or would result in waiver of such privilege or cause such material not to constitute attorney work product.
SECTION 8.12    Additional Subsidiaries.
(a)    Additional Domestic Subsidiaries. Promptly notify the Administrative Agent (x) of the creation or acquisition (including by division) of a Person that becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or (y) any Subsidiary that is required to become a Guarantor by virtue of ceasing to constitute an Immaterial Subsidiary pursuant to the definition of “Immaterial Subsidiary” and, within forty-five (45) days after such creation, acquisition or event, as such time period may be extended by the Administrative Agent in its sole discretion, cause such Domestic Subsidiary (other than an Excluded Subsidiary) to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent.
(b)    Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Domestic Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Domestic Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.12(a) until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.12(a) within forty-five (45) days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).
SECTION 8.13    Use of Proceeds.
(a)    Use the proceeds of the Revolving Credit Facility to (i) refinance the loans and commitments under the Existing Credit Agreement and (ii) pay fees and expenses incurred in connection with the Transactions, and (iii) for working capital and general corporate purposes of the Borrower and its Subsidiaries.
(b)    Not request any Extension of Credit, and not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 8.14    Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. (a) Maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification

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that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
ARTICLE IX

NEGATIVE COVENANTS
Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated, the Borrower will not, and will not permit any of its Subsidiaries to:
SECTION 9.1    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)    the Obligations;
(b)    Indebtedness owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;
(c)    Indebtedness existing on the Closing Date and listed on Schedule 9.1, and any Permitted Refinancing Indebtedness in respect thereof;
(d)    Attributable Indebtedness with respect to Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate principal amount not to exceed at any time outstanding the greater of $40,000,000 and 1% of Consolidated Total Assets, and any Permitted Refinancing Indebtedness in respect thereof;
(e)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate principal amount of such Indebtedness does not exceed at any time outstanding $25,000,000;
(f)    (i) Guarantees by any Credit Party of Indebtedness of any other Credit Party not otherwise prohibited pursuant to this Section 9.1, (ii) Guarantees by any Non-Guarantor Subsidiary of Indebtedness of Borrower or any Subsidiary not otherwise prohibited pursuant to this Section 9.1, and (iii) Guarantees by any Credit Party of Indebtedness of any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 9.3;
(g)    unsecured intercompany Indebtedness: (i) owed by any Credit Party to another Credit Party, (ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 9.3;

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(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i)    Indebtedness under performance bonds, surety bonds, customs, bid, stay, return of money, release, appeal and similar bonds, statutory obligations, or with respect to workers’ compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(j)    Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including earn-out and other contingent obligations) incurred in connection with any Asset Disposition permitted hereunder, any Acquisitions or other purchases of assets or Equity Interests permitted hereunder;
(k)    Indebtedness in respect of Cash Management Agreements in the ordinary course of business;
(l)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(m)    Indebtedness consisting of obligations owing under any customer or supplier, supply, license or similar agreements (including customer deposits and advance payments), in respect of Guarantees of the obligations of suppliers, customers and licensees, in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection therewith, or in respect of any letter of credit, bankers’ acceptance, bank guaranty or similar instrument supporting trade payables, warehouse receipts or similar facilities, in each case under this clause (m) in the ordinary course of business;
(n)    Indebtedness, including Subordinated Indebtedness, of the Borrower and its Subsidiaries so long as, both immediately prior to and after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower is in compliance with the financial covenants set forth in Section 9.12 (provided that, in connection with any such Indebtedness to be used to finance a Limited Condition Acquisition, the requirements set forth in clauses (i) and (ii) shall be subject to Section 1.14); provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (n) by Subsidiaries that are not Credit Parties (and do not become Credit Parties within the time period required pursuant to Section 8.12, as such time period may be extended pursuant to such section) shall not exceed, at any time outstanding, $50,000,000; and
(o)    to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 9.1.
SECTION 9.2    Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(a)    Liens in favor of the Administrative Agent, for the benefit of the Guaranteed Parties, securing the Obligations (including Liens in favor of the Swingline Lender and/or the Issuing Lender, as applicable, on Cash Collateral);
(b)    Liens in existence on the Closing Date and described on Schedule 9.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 9.1(c) (solely to the extent that

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such Liens were in existence on the Closing Date and described on Schedule 9.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;
(c)    Liens for Taxes, assessments and other governmental charges or levies (i) not yet due, or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(d)    Liens imposed by law such as materialmen, mechanics, carriers, warehousemen, processors or landlords Liens and other like Liens for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not overdue for a period of more than sixty (60) days, or if more than sixty (60) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(e)    deposits and pledges made and other Liens incurred in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance (including premiums related thereto) and other types of social security, pension obligations, vacation, health, disability, other employee benefits, or similar Applicable Laws, or to secure the performance of tenders, bids, government contracts, trade contracts, leases, statutory obligations, surety, stay, customs, release and appeal bonds, performance and return-of-money bonds, statutory obligations and other similar obligations (including reimbursement obligations in respect of any of the foregoing);
(f)    Liens in the nature of zoning, building and land use restrictions, entitlements, title restrictions, easements, rights-of-way, covenants and other similar rights or restrictions and encumbrances and minor title irregularities and defects affecting real property, which do not in any case materially and adversely interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(g)    Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases or consignment or bailee arrangements entered into in the ordinary course of business;
(h)    Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created within one hundred and twenty (120) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any Property (except for replacements, additions and accessions to such Property) other than the Property financed or improved by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable) ;
(i)    Liens securing judgments, orders or decrees not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments;
(j)    Liens on Property (i) of a Person that becomes a Subsidiary existing at the time that such Person becomes a Subsidiary in connection with an acquisition permitted hereunder and (ii) of the Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrower or such Subsidiary pursuant to a transaction permitted hereunder and any modification, replacement, renewal and extension thereof; provided that, with respect to each of the foregoing clauses (i)

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and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such acquisition, (B) such Liens do not encumber any Property other than Property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and (C) such Liens will secure only those obligations which it secures at the time such acquisition or purchase occurs;
(k)    Liens (i) on cash deposits in favor of the seller of any property to be acquired in connection with a Permitted Acquisition to be applied against the purchase price for such Permitted Acquisition, or (ii) consisting of an agreement to sell or otherwise dispose of any property in an Asset Disposition permitted under Section 9.5;
(l)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit or securities account of the Borrower or any Subsidiary thereof and (iii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business;
(m)     (i)  Liens of landlords arising in the ordinary course of business to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) Liens of suppliers (including sellers of goods) or customers arising in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(n)    (i) leases, licenses, subleases or sublicenses granted to others (including with respect to intellectual property) which do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole or (B) secure any Indebtedness, (ii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor with respect to any assets under any such lease, license, sublease or sublicense, any restriction or encumbrance to which the interest or title of such licensor, sub-licensor, lessor or sub-lessor may be subject or any subordination of the interest of any licensor, sub-licensor, lessor or sub-lessor under such lease, license, sublease or sublicense to any such restriction or encumbrance, and (iii) any interest or title of a licensor, sub-licensor, lessor or sub-lessor under leases, licenses, subleases or sublicenses entered into by any of the Borrower and its Subsidiaries as licensee, sub-licensee, lessee or sub-lessee in the ordinary course of business or any customary restriction or encumbrance with respect to the property or assets subject to any such lease, license, sublease or sublicense;
(o)    Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed at any time outstanding $50,000,000;
(p)    (i) Liens on Equity Interests of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to Non-Wholly-Owned Subsidiaries; and
(q)    Liens on assets of the Borrower and its Subsidiaries securing Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (i) $185,000,000 and (ii) 5% of Consolidated Total Assets.
SECTION 9.3    Investments. Make any Investment, except:
(a)    Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3 and any modification, replacement, renewal or

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extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 9.3;
(b)    Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii)  made after the Closing Date by any Credit Party in any other Credit Party, (iii) made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (iv) made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
(c)    Investments in cash and Cash Equivalents;
(d)    Investments consisting of Capital Expenditures;
(e)    deposits made in the ordinary course of business to secure the performance of leases or other obligations and other Liens as permitted by Section 9.2;
(f)    Hedge Agreements permitted pursuant to Section 9.1;
(g)    purchases of assets in the ordinary course of business;
(h)    Investments in the form of Restricted Payments permitted pursuant to Section 9.6;
(i)    Guarantees permitted pursuant to Section 9.1;
(j)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;
(k)    Investments in the form of loans and advances of payroll payments or other compensation, or for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, to present or former employees, directors, members of management, officers, managers or consultants of any of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices;
(l)    Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(m)    Investments consisting of indemnification obligations to the officers, directors, managers, employees, consultants and agents of any of the Borrower and its Subsidiaries to the extent required under the bylaws or other constitutive documents of the Borrower or any such Subsidiary in the ordinary course of business;
(n)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit; and
(o)    other Investments so long as, both immediately prior to and after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower is in compliance with the financial covenants set forth in Section 9.12 (provided that, in connection with any Limited Condition Acquisition, the requirements set forth in clauses (i) and (ii) shall be subject to Section 1.14).

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For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
SECTION 9.4    Fundamental Changes. Merge, amalgamate or consolidate with or into, or sell, transfer, license, lease or otherwise dispose of all or substantially all of its Property (whether in a single transaction or a series of related transactions) to, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution of itself) (including, in each case, pursuant to division), except:
(a)    (i) any Subsidiary may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity), (ii) any Subsidiary may be merged, amalgamated or consolidated with or into any Guarantor (provided that a Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 8.12 in connection therewith), and (iii) any Subsidiary may be dissolved (provided, that a Guarantor shall acquire all the assets of such dissolved Subsidiary);
(b)    (i) any Non-Guarantor Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary may be dissolved, provided, that a Non-Guarantor Subsidiary shall acquire all the assets of such dissolved Non-Guarantor Subsidiary;
(c)    any Subsidiary may sell, transfer, license, lease or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Credit Party or any Subsidiary; provided that, (i) if the transferor, licensor or lessor in such a transaction is a Guarantor, then either (A) the transferee, licensee or lessee, as applicable, must be another Credit Party or (B) simultaneously with such transaction, the transferee, licensee or lessee, as applicable, shall become a Guarantor and the Borrower shall comply with Section 8.12 in connection therewith and (ii) with respect to any such disposition by any Non-Guarantor Subsidiary to a Credit Party, the consideration for such disposition shall not exceed the fair value (as determined in good faith by the Borrower) of such assets;
(d)    Asset Dispositions permitted by Section 9.5 (other than clause (b) thereof);
(e)    any Subsidiary may merge, amalgamate or consolidate with or into the Person such Subsidiary was formed to acquire in connection with any acquisition permitted hereunder; provided that in the case of any merger, amalgamation or consolidation with a Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), either (i) a Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 8.12 in connection therewith;
(f)    any Person may merge, amalgamate or consolidate with or into the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition; provided that (i) in the case of a merger, amalgamation or consolidation with the Borrower or a Guarantor, the continuing or surviving Person shall be the Borrower or such Guarantor and (ii) in the case of a merger, amalgamation or consolidation not with the Borrower or a Guarantor, the continuing or surviving Person shall be a Subsidiary; and

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(g)    any merger, amalgamation, consolidation, liquidation, winding up or dissolution of a Guarantor pursuant to a division so long as each newly created division becomes a Guarantor or the resulting investment in such newly created division would be permitted under Section 9.3.
SECTION 9.5    Asset Dispositions. Make any Asset Disposition except:
(a)    the sale, transfer or other disposition of inventory in the ordinary course of business;
(b)    Asset Dispositions permitted pursuant to Section 9.4;
(c)    the sale, transfer or other disposition of equipment in the ordinary course of business to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale, transfer or disposition are applied with reasonable promptness to the purchase price of such replacement equipment;
(d)    the write-off, discount, sale or other disposition of receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;
(e)    the termination, unwinding or other disposition of any Hedge Agreement;
(f)    dispositions of cash and Cash Equivalents;
(g)    Asset Dispositions (i) between or among Credit Parties, (ii) by any Non-Guarantor Subsidiary to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair value of such assets, as determined the Borrower in good faith at the time of such transfer), (iii) by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (iv) by any Credit Party to any Non-Guarantor Subsidiary to the extent permitted pursuant to Section 9.3;
(h)    the sale or other disposition of obsolete, worn-out or surplus assets no longer used or useful in the business of the Borrower and its Subsidiaries, or the swap of equipment and related assets in exchange for similar equipment and related assets, in the ordinary course of business, of comparable or greater value or useful to the business;
(i)    licenses and sublicenses of intellectual property rights in the ordinary course of business not materially interfering with the business of the Borrower and its Subsidiaries, taken as a whole;
(j)    leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not materially interfering with the business of the Borrower and its Subsidiaries, taken as a whole;
(k)    Asset Dispositions of Investments in joint ventures if required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(l)    Investments permitted by Section 9.3, Permitted Liens and Restricted Payments permitted by Section 9.6;
(m)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any intellectual property or the discontinuance of the use or maintenance

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of any intellectual property, if the Borrower or any Subsidiary determines in its reasonable business judgment that it would not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole; and
(n)    any Asset Disposition so long as, both immediately prior to and after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower is in compliance with the financial covenants set forth in Section 9.12.
SECTION 9.6    Restricted Payments. Declare or make any Restricted Payments; except:
(a)    the Borrower or any Subsidiary may declare and make Restricted Payments in Qualified Equity Interests of such Person;
(b)    any Subsidiary of the Borrower may declare and make Restricted Payments to the Borrower or any Subsidiary (and, in the case of any Restricted Payment by a Non-Wholly-Owned Subsidiary, to the Borrower and any such other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests);
(c)    the Borrower and its Subsidiaries may make Restricted Payments so long as, both immediately prior to and after giving effect thereto on a Pro Forma Basis (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower is in compliance with the financial covenants set forth in Section 9.12;
(d)    the Borrower and its Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition; and
(e)    repurchases of Equity Interests in the Borrower and its Subsidiaries deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other Equity Interests if such Equity Interests represent all or a portion of the exercise price of, or tax withholdings with respect to, such Equity Interests.
SECTION 9.7    Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of the Borrower or any of its Subsidiaries, or (b) any Affiliate of any such officer, director or holder and:
(i)    transactions permitted by Sections 9.1, 9.3, 9.4, 9.5 and 9.6;
(ii)    transactions existing on the Closing Date and described on Schedule 9.7;
(iii)    transactions among Credit Parties not prohibited hereunder;
(iv)    other transactions on terms as favorable to the Borrower or such Subsidiary as would be obtainable by it at the time in a comparable arm’s-length transaction with a Person other than an Affiliate of it as determined in good faith by the Borrower;
(v)    employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

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(vi)    payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries; and
(vii)    the issuance or transfer of Qualified Equity Interests of the Borrower or a Subsidiary.
SECTION 9.8    Accounting Changes; Organizational Documents.
(a)    Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices, in each case except as required by GAAP or as required to implement any such change.
(b)    Amend, modify or change the Organizational Documents of any Credit Party or amend, modify or change any Credit Party’s bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders under the Loan Documents.
SECTION 9.9    No Further Negative Pledges; Restrictive Agreements. Enter into, assume or be party to any consensual encumbrance or restriction on the ability of (a) the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on Property of such Person, whether now owned or hereafter acquired, for the benefit of the Lenders with respect to the Obligations, (b) (i) any Subsidiary of the Borrower to pay dividends or make any other distributions to any Credit Party on such Subsidiary’s Equity Interests or (ii) the Borrower or any Subsidiary thereof to (x) pay any Indebtedness or other obligation owed to any Credit Party, (y) make loans or advances to any Credit Party or (z) sell, lease or transfer any of its properties or assets to any Credit Party, except, in each case, any such encumbrance or restriction: (A) pursuant to this Agreement and the other Loan Documents, (B) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(c) (provided that any such encumbrance or restriction is permitted pursuant to Section 9.2(c)) or Section 9.1(d) (provided that any such encumbrance or restriction is permitted pursuant to Section 9.2(h)), (C) contained in the Organizational Documents of any Non-Guarantor Subsidiary as of the Closing Date or any Non-Wholly-Owned Subsidiary (provided that such restriction was added or incorporated in the Organizational Documents of such Non-Wholly-Owned Subsidiary or agreement as a result of good faith negotiations concerning such Non-Wholly-Owned Subsidiary among the Borrower (or any Affiliate of the Borrower) and the joint venture partners or Equity Interest holders of such Non-Wholly-Owned Subsidiary), (D) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (E) existing from time to time under or by reason of Applicable Law or required by any Governmental Authority, (F) pursuant to obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (G) contained in an agreement related to the sale or other disposition of Property (to the extent such sale is permitted pursuant to Section 9.5) that is customary and limits the transfer of such Property pending the consummation of such sale or other disposition, (H) in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such encumbrance or restriction is in the ordinary course of business and relates only to the assets subject thereto, or (I) pursuant to customary provisions restricting assignment of any agreement entered into in the ordinary course of business or so long as such encumbrance or restriction relates only to the rights and obligations under such agreement or any related agreement.

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SECTION 9.10    Nature of Business. Engage in any business other than the businesses conducted by the Borrower and its Subsidiaries as of the Closing Date, businesses and business activities reasonably related or ancillary thereto and reasonable extensions thereof.
SECTION 9.11    Sale Leasebacks. Except as permitted by Section 9.1(d) and Section 9.5, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party and (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.
SECTION 9.12    Financial Covenants.
(a)    Consolidated Net Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Net Leverage Ratio to be greater than 3.75 to 1.00. Notwithstanding the foregoing, in connection with any Permitted Acquisition having aggregate cash consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $150,000,000, the Borrower may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Administrative Agent, increase the required Consolidated Net Leverage Ratio pursuant to this Section 9.12(a) to 4.25 to 1.00, which such increase shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Condition Acquisition, for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Condition Acquisition, for purposes of determining compliance on a Pro Forma Basis with this Section 9.12(a) on the LCA Test Date, for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Acquisition is consummated (each, a “Leverage Ratio Increase”); provided that there shall be at least two full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.
(b)    Minimum Cash Reserves. Fail to maintain, at any time, Unrestricted Cash and Cash Equivalents in an aggregate amount of at least $200,000,000 in deposit accounts and/or securities accounts owned by Credit Parties; provided that this Section 9.12(b) shall only apply until the Liens created by the Specified Documents have been released and fully terminated.
(c)    Interest Coverage Ratio. At all times after the minimum cash reserve requirement pursuant to Section 9.12(b) is no longer in effect, as of the last day of any fiscal quarter, permit the Interest Coverage Ratio to be less than 3.00 to 1.00.
SECTION 9.13    Amendments. Directly or indirectly, amend, modify, alter, increase, or change in any material respect any of the payment or other material terms or conditions of any of the Specified Documents except to the extent that such amendment, modification, alteration, increase, or change could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that this Section 9.13 shall only apply until the Liens created by the Specified Documents have been released and fully terminated.

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ARTICLE X

DEFAULT AND REMEDIES
SECTION 10.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower or any other Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise) or fail to provide Cash Collateral pursuant to Section 2.4(b), Section 2.5(b), Section 5.14 or Section 5.15(a)(v).
(b)    Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.
(c)    Misrepresentation. Any representation, warranty or certification made by the Borrower on behalf of itself or any of its Subsidiaries in this Agreement or any other Loan Document that is subject to materiality or Material Adverse Effect qualifications, shall prove to have been untrue when made or deemed made, or any representation, warranty or certification made by the Borrower on behalf of itself or any of its Subsidiaries in this Agreement or any other Loan Document that is not subject to materiality or Material Adverse Effect qualifications, shall prove to have been untrue in any material respect when made or deemed made.
(d)    Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2(a), 8.3(a), 8.4 (solely as to corporate existence), 8.11, 8.12, 8.13 and 8.14 or Article IX.
(e)    Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 10.1) or any other Loan Document on its part to be performed or observed and such default shall continue for a period of thirty (30) days after the earlier of (i) a Responsible Officer of the Borrower becomes aware thereof and (ii) receipt by the Borrower of written notice thereof from the Administrative Agent.
(f)    Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem

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such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized.
(g)    Change in Control. Any Change in Control shall occur.
(h)    Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof (other than an Immaterial Subsidiary) shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof (other than an Immaterial Subsidiary) in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.
(j)    Failure of Agreements. Any material provision of this Agreement or material any provision of any other Loan Document shall at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.4 or 9.5), cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, other than in accordance with the express terms hereof or thereof.
(k)    ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such failure could reasonably be expected to result in a Material Adverse Effect, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount that could reasonably be expected to result in a Material Adverse Effect.
(l)    Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof (other than an Immaterial Subsidiary) by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged or has not disputed coverage), in excess of the Threshold Amount or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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(m)    Default under Specified Agreement.  The Borrower or any of its Subsidiaries shall have (i) defaulted in the payment when due of any amounts under any Specified Agreement beyond the period of grace, if any, provided in such Specified Agreement, or (ii) (A) defaulted in the observance or performance of any other obligation, agreement or condition under any Specified Agreement, or any other event shall have occurred or condition shall exist under any Specified Agreement, and, in each case of this clause (ii)(A), any applicable notice shall have been given or applicable period of grace shall have lapsed, and (B) any applicable party to such Specified Agreement shall have (x) commenced an exercise of remedies against the Borrower or any of its Subsidiaries pursuant to the security interest provisions contained in the Specified Documents, or (y) notified the Borrower or any of its Subsidiaries that it intends to commence such an exercise of remedies; provided that this Section 10.1(m) shall only apply until the Liens created by the Specified Documents have been released and fully terminated.
SECTION 10.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations in accordance with Section 10.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(c)    General Remedies. Exercise on behalf of the Guaranteed Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

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SECTION 10.3    Rights and Remedies Cumulative; Non-Waiver; etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 10.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 5.14 and 5.15, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lender and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

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Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations and Specified Hedge Obligations and Specified Cash Management Obligations then owing and to Cash Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Specified Cash Management Obligations and Specified Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Specified Hedge Obligations or Specified Hedge Obligations not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.
SECTION 10.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

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ARTICLE XI

THE ADMINISTRATIVE AGENT
SECTION 11.1    Appointment and Authority. Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 11.6 and 11.9 the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 11.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 11.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating

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to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
SECTION 11.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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SECTION 11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 11.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and

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under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
SECTION 11.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 11.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
SECTION 11.9    Specified Hedge Obligations and Specified Cash Management Obligations. No holder of any Specified Hedge Obligations or Specified Cash Management Obligations that obtains the benefits of Section 10.4 by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Cash Management Obligations and Specified Hedge Obligations unless the Administrative Agent has received written notice of such Specified Cash Management Obligations and Specified Hedge Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof.
ARTICLE XII

MISCELLANEOUS

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SECTION 12.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Take-Two Interactive Software, Inc.
110 West 44th Street
New York, New York 10036
Attention: Treasury and Legal Department
Telephone No.: (646) 536-2992
Facsimile No.: (646) 536-2923
E-mail: treasury@take2games.com
With copies to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Jeffrey Goldfarb
Telephone No.: (212) 728-8507
Facsimile No.: (212) 728-9507
E-mail: jgoldfarb@willkie.com
If to Wells Fargo as Administrative Agent, Swingline Lender or Issuing Lender (for payments and requests for Extensions of Credit):
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
Facsimile No.: (844) 879-5899
With copies to:
Wells Fargo Bank, National Association
MAC D5013-144
301 South College Street
14th Floor
Charlotte, NC 28202
Attention of: Kieran Mahon
Telephone No.: (704) 715-5575
Email: Kieran.Mahon@wellsfargo.com
If to any Lender:

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To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.

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(e)    Platform.
(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform. The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
SECTION 12.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(b)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant

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hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(d)    change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(e)    except as otherwise permitted by this Section 12.2 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(f)    consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;
(g)    release (i) all of the Guarantors or (iii)  Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Guaranty Agreement, without the written consent of each Lender;
(h)    amend the definition of “Alternative Currency”, the definition of “Alternative L/C Currency” or Section 1.13 without the written consent of each Revolving Credit Lender and each Issuing Lender; or
(i)    (i) waive any condition precedent to any Extension of Credit under the Revolving Credit Facility set forth in Section 6.2 or (ii) amend or otherwise modify Section 6.2, if the effect of such amendment or modification is to require the Revolving Credit Lenders to make Revolving Credit Loans, the Swingline Lender to make any Swingline Loans or any Issuing Lender to issue any Letter of Credit (in each case, pursuant to a substantially concurrent request by the Borrower) when the Revolving Credit Lenders, Swingline Lender or Issuing Lender would not otherwise be required to do so, in each case, without the written consent of Required Revolving Credit Lenders;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 12.24 hereof; (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such

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provision and (vii) the Administrative Agent may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and (y) enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Revolving Credit Facility Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments and the Revolving Credit Facility Increase, as applicable, or outstanding Incremental Term Loans and outstanding Revolving Credit Facility Increase, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.
SECTION 12.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Arrangers, and their respective Affiliates (including, without limitation, reasonable and documented fees and expenses of one firm of lead counsel and one firm of counsel in each relevant jurisdiction), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including, without limitation, reasonable and documented fees and expenses of one primary firm of counsel for counsel for the Administrative Agent and all of the Lenders and one firm of counsel in each relevant jurisdiction, and in the case of an actual or perceived conflict of interest of any of the foregoing counsel, one additional counsel for each group of affected parties similarly situated and taken as a whole)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.3, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket

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expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel for all Indemnitees and, if reasonably necessary, a single local counsel in each relevant jurisdiction (unless there is an actual or perceived conflict of interest in which case each such Indemnitee may retain its own counsel)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable out-of-pocket attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) arise out of a dispute that is solely between Indemnitees in their capacities as such (and not in their capacity as Arranger, Administrative Agent, Swingline Lender or Issuing Lender) and not arising out of any act or omission of the Borrower or any Subsidiary or Affiliate thereof. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total

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Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 12.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates (with the consent of or at the direction of the Required Lenders) is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the

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benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 12.5    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 12.6    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING

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OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 12.7    Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Guaranteed Parties or to any Guaranteed Party directly or the Administrative Agent or any Guaranteed Party receives any payment or any Guaranteed Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.
SECTION 12.8    Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 12.9    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving

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Credit Commitment and the Revolving Credit Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $5,000,000, in the case of any assignment in respect of any Incremental Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Incremental Term Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or an Incremental Term Loan Commitment, as applicable, an Affiliate of such Lender or an

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Approved Fund with respect to such Lender or (ii) any Incremental Term Loans to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignments or Participations to Certain Persons. No such assignment shall be made to (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (B) the Borrower or any of the Borrower’s respective Subsidiaries or Affiliates or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent

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otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and Incremental Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), or the Borrower or any of the Borrower’s respective Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(a), (b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the

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benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
(g)    Disqualified Institutions. (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.

(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Incremental Term Loans held by Disqualified Institutions, purchase or prepay such Incremental Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution

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paid to acquire such Incremental Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.9), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 12.10    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made shall be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties or in accordance with the Administrative Agent’s, any Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, the Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, the Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, the Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws

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or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Specified Hedge Agreement or Specified Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Specified Hedge Agreement or Specified Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, and in each case, their respective financing sources or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, (l) for purposes of establishing a “due diligence” defense or (m) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 12.11    Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 12.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations

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remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 12.13    Survival.
(a)    All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 12.14    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 12.15    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION 12.16    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or

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the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 12.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the Issuing Lender) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 12.18    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 12.19    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.
SECTION 12.20    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Arrangers, Issuing Lenders and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers, Issuing Lenders and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers, Issuing Lenders or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger, Issuing Lenders or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers, Issuing Lenders or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth

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herein and in the other Loan Documents, (iv) the Arrangers, Issuing Lenders and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers, Issuing Lenders or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers, Issuing Lenders and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Credit Party acknowledges and agrees that each Lender, the Arrangers, Issuing Lenders and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger, Issuing Lender or Affiliate thereof were not a Lender, Arranger, Issuing Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Issuing Lenders, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers, Issuing Lenders and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, Issuing Lenders, the Borrower or any Affiliate of the foregoing.
SECTION 12.21    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.
SECTION 12.22    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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SECTION 12.23    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).
SECTION 12.24    Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments;

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration

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of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

TAKE-TWO INTERACTIVE SOFTWARE, INC., as Borrower
By: Daniel P. Emerson
Name: Daniel P. Emerson
Title: EVP and General Counsel

Take-Two Interactive Software, Inc.
Credit Agreement
Signature Page
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ADMINISTRATIVE AGENT AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender
By: Kieran Mahon
Name: Kieran Mahon
Title: Managing Director

Take-Two Interactive Software, Inc.
Credit Agreement
Signature Page
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JPMORGAN CHASE BANK, N.A., as an Issuing Lender and a Lender
By: Daglas Panchal
Name: Daglas Panchal
Title: Executive Director

Take-Two Interactive Software, Inc.
Credit Agreement
Signature Page
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BNP PARIBAS, as a Lender
By: Maria Mulic
Name: Maria Mulic
Title: Director

By: Barbara E. Nash
Name: Barbara E. Nash
Title: Managing Director

Take-Two Interactive Software, Inc.
Credit Agreement
Signature Page
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HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By: Peter I. Sanchez
Name: Peter I. Sanchez
Title: SVP

Take-Two Interactive Software, Inc.
Credit Agreement
Signature Page
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